Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

between

OAKTREE SPECIALTY LENDING CORPORATION

(F/K/A FIFTH STREET FINANCE CORP.)

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of October 17, 2017

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of October 17, 2017, is between Oaktree Specialty Lending Corporation (f/k/a Fifth Street Finance Corp.), a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of April 30, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 18, 2012 (the “First Supplemental Indenture”), relating to the Company’s 5.875% Senior Notes due 2024 (the “5.875% Notes”), as further supplemented by the Second Supplemental Indenture, dated as of April 4, 2013 (the “Second Supplemental Indenture”), relating to the Company’s 6.125% Senior Notes due 2028 (the “6.125% Notes”), and as further supplemented by the Third Supplemental Indenture, dated as of February 26, 2014 (collectively with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Original Indenture” and the Original Indenture together with this Fourth Supplemental Indenture, the “Indenture”), relating to the Company’s 4.875% Senior Notes due 2019 (the “4.875% Notes” and collectively with the 5.875% Notes and the 6.125% Notes, the “Notes”), each between the Company and the Trustee;

WHEREAS, pursuant to Section 901(8) of the Original Indenture the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, may enter into one or more indentures supplemental to the Original Indenture without the consent of Holders of the Notes to cure any ambiguity, to correct or supplement any provision of the Original Indenture which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Indenture; provided that such supplement does not adversely affect the interests of the Holders of the Notes in any material respect;

WHEREAS, Fifth Street Finance Corp. has changed its name to Oaktree Specialty Lending Corporation and in connection with such name change obtained new CUSIP and ISIN identifiers for the Notes;

WHEREAS, the Company desires (i) that the existing global Securities representing the Notes be cancelled by the Trustee and (ii) in exchange, global Securities identical to such cancelled global Securities in all respects, except that the name of the Company, the CUSIP and ISIN identifiers and date of execution reflected on such global Securities shall be updated, be immediately executed by the Company and authenticated and delivered by the Trustee to the Holders (the “Reissuance”);

WHEREAS, neither the execution and delivery of this Fourth Supplemental Indenture nor consummation of the Reissuance will adversely affect the interests of the Holders of the Notes in any material respect;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Fourth Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Fourth Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Scope of Supplemental Indenture. The provisions of this Fourth Supplemental Indenture shall supersede any corresponding or conflicting provisions in the Original Indenture.

SECTION 1.02. Definitions. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all words, terms and phrases not otherwise defined herein shall have the same meaning as in the Original Indenture.

ARTICLE 2

CANCELLATION

SECTION 2.01. Cancellation. The following shall be inserted immediately following the third sentence in Section 310 of the Original Indenture: “In addition, the Company may from time to time direct the Trustee to cancel the Securities of any series and to authenticate and deliver in exchange for such cancelled Securities, Securities of a like principal amount and like tenor solely in order to reflect a change in name of the Company and/or a revision to the CUSIP or ISIN identifiers of such series of Securities.”

ARTICLE 3

SECTION 3.01. Ratification of Original Indenture. The Original Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

The Trustee hereby accepts the trusts in this Fourth Supplemental Indenture declared and provided, upon the terms and conditions herein above set forth.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

OAKTREE SPECIALTY LENDING CORPORATION

By:	/s/ Mathew M. Pendo
Name:	Mathew M. Pendo
Title:	Chief Operating Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Julia Engel
Name:	Julia Engel
Title:	Vice President